Exhibit 10.1

November 9, 2016

Mr. Eric Presworsky
319 Calle La Mesa
Moraga, CA 94556

Re: Stay Bonus

Dear Eric:

In your capacity as Chief Technology Officer of DASAN Zhone Solutions, Inc (DZSI), DSZI wishes to confirm that you will receive a base salary of $240,000 annually.

In addition, as a key officer of DZSI, DSZI will provide you with a one time cash stay bonus of $300,000, less payroll withholdings, to be paid on a date to be determined by DSZI on or before March 15, 2017. In exchange for this payment, you agree to continue to serve, as an employee of DSZI in the position of Chief Technology Officer, through the date of payment. Except as otherwise specifically provided in the next paragraph, you will only be eligible to receive the stay bonus if you remain employed by DSZI through the date of payment.

In the event your employment is terminated by DSZI without “cause” (as defined below) prior to the payment of the stay bonus, you will be entitled to receive, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan, agreement or program of or with DSZI, an amount equal to the stay bonus, which will be paid in cash in a lump sum within ten days following the effective date of your Release (as defined below). As a condition to your receipt of the stay bonus pursuant to this paragraph, you shall execute and not revoke a general release of all claims in favor of DSZI(the “Release”) in a form acceptable to DSZI. In the event the Release does not become effective within the fifty-five (55) day period following the date of your termination of employment, you shall not be entitled to the stay bonus. In the event of your termination of employment for any reason other than a termination by DSZI without cause, you will no longer be eligible to receive the stay bonus.

For purposes of this letter agreement, the term “cause” includes: (a) your willful or continued failure to substantially perform your duties with DZSI, (b) your conviction of, guilty plea to, or entry of a nolo contendere plea to a felony, (c) your willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to DZSI, or (d) your willful and material breach of the proprietary rights agreement pertaining to disclosure and assignment of inventions, confidentiality and no solicitation, regardless of its termination.

This letter agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, the retention benefits payable under Section 1 above shall be paid no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following your first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of DSZI in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this letter agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder and the foregoing exemption.

Your employment is and shall continue to be at-will, as defined under applicable law, and your employment with DSZI may be terminated by either you or DSZI at any time for any or no reason, with or without notice. If your employment terminates for any reason, except as otherwise specifically provided in this letter agreement, you shall not be entitled to any payments, benefits, damages, awards or compensation other than payment of unpaid annual salary and paid time off though the date of termination, and DSZI shall have no further obligation to you.

You agree not to disclose to others any information regarding the terms of this letter, except that you may disclose this information to your immediate family (spouse, children or parents), attorney, accountant, or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, or as otherwise compelled by law. You will instruct them, however, to maintain the confidentiality of this information, just as you must.
This letter agreement sets forth the entire understanding of you and DSZI with respect to the subject matter hereof and shall supersede any agreement, arrangement or policy to which DSZI is a party with respect to any retention bonus or termination benefits payable to you, including, without limitation, that certain letter agreement between you and DSZI originally dated July 21, 2008 and executed May 24, 2012, which is hereby terminated.
This letter agreement shall be interpreted, administered, and enforced in accordance with the statutes and common law of the State of California, other than any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this letter agreement to the substantive laws of any other jurisdiction.
This letter agreement may only be modified by a written amendment signed by you and an authorized officer of DSZI.
Sincerely,

/s/ Il Yung Kim
II Yung Kim
Co-Chief Executive Officer

I AGREE TO AND ACCEPT TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

/s/ Eric Presworsky	11/9/16
Eric Presworsky	Date